EXHIBIT 99.1

2222 NO. 111TH ST. OMAHA, NE 68164 TEL: 402-829-6800 FAX: 402-829-6836
For further information, contact:

LINDSAY CORPORATION:	HALLIBURTON INVESTOR RELATIONS:

Dave Downing	Jeff Elliott or Geralyn DeBusk
CFO and President — International Operations	972-458-8000
402-827-6235
Lindsay Corporation Reports Fiscal 2010 Fourth Quarter, Full-Year Results
OMAHA, Neb., October 20, 2010—Lindsay Corporation (NYSE: LNN), a leading provider of irrigation systems and infrastructure products, today announced results for its fourth quarter and full fiscal year ended August 31, 2010.
Fourth Quarter Results
Fourth quarter fiscal 2010 total revenues of $87.2 million increased 19 percent from $73.4 million in the same prior year period. Net earnings were $6.0 million or $0.48 per diluted share compared with $2.1 million or $0.17 per diluted share, in the prior fiscal year’s fourth quarter.
Total irrigation equipment revenues increased 4 percent to $57.2 million from $54.8 million in the prior fiscal year’s fourth quarter. Domestic irrigation revenues of $33.9 million increased 16 percent, while international irrigation revenues of $23.3 million decreased 9 percent as compared to the same prior year period on lower export revenues. Infrastructure revenues increased 61 percent to $30.0 million primarily due to increased sales of Quick-Change Moveable Barrier (QMB) product.
Gross margin was 29.5 percent compared to 24.0 percent in the prior year’s fourth quarter. Infrastructure margins were higher primarily due to increased revenues of higher margin QMB product. Irrigation margins increased from improved factory efficiencies at our Lindsay, Nebraska facility compared to the same period last year.
Operating expenses increased $1.9 million to $16.0 million compared to the fourth quarter of the prior fiscal year. The increase is primarily due to higher research and development expenses, commissions, and incentive compensation costs. Operating expenses were 18.3 percent of sales in the fourth quarter of 2010 compared with 19.2 percent of sales in the prior year period. Operating income of $9.7 million increased $6.2 million compared to the prior year period.
Cash and cash equivalents of $83.4 million were $2.5 million lower compared with last year, while debt decreased $12.8 million over the same period. During the fourth quarter of fiscal 2010, the company acquired the primary supplier of technology products and controls used in the company’s irrigation systems.
Lindsay’s backlog of unshipped orders at August 31, 2010 was $38.4 million compared with $43.6 million at August 31, 2009 and $33.9 million at May 31, 2010. Included in the August 31, 2010 backlog is a $14.8 million project for our QMB system which we expect to ship in the first half of fiscal 2011. The August 31, 2009 backlog included $19.6 million for the Mexico City QMB project completed in the first half of fiscal 2010.

Full-Year Results
Total revenues for the fiscal year ended August 31, 2010 were $358.4 million, a 7 percent increase from $336.2 million for the prior year. Total irrigation equipment revenues of $258.6 million increased 1 percent from a year ago, while infrastructure revenues increased 24 percent to $99.8 million. The Company’s operating income for the fiscal year was $37.8 million compared to $22.4 million during the prior year period. Net earnings were $24.9 million or $1.98 per diluted share, as compared to $13.8 million, or $1.11 per diluted share for the prior year period.
Gross margin was 27.6 percent compared to 24.0 percent for the year ended August 31, 2009. Gross margin on irrigation products was favorably impacted by regional mix and improved factory efficiencies at our Lindsay, Nebraska facility. Gross margin on infrastructure products improved due to increased sales of higher margin QMB product. The Company’s operating expenses of $61.1 million increased $2.8 million as compared to fiscal 2009. The increase in operating expenses for fiscal 2010 was primarily attributable to higher research and development costs along with incentive compensation due to improved results.
On July 20, 2010, Lindsay announced that it had increased its regular quarterly cash dividend by 6 percent to $0.085 per share from $0.08 per share. The new annual indicated rate is $0.34 per share, an increase from the previous annual indicated rate of $0.32 per share.
Outlook
Rick Parod, president and chief executive officer, commented, “Strong results from our infrastructure segment, along with solid domestic irrigation performance, drove improved fourth quarter results. In the infrastructure segment we have experienced strong interest in our QMB systems which provide a cost effective method for safely managing traffic congestion. In general, the infrastructure outlook remains uncertain with a multi-year highway bill not expected until sometime next year; however global interest remains strong for our QMB systems.”
Parod continued, “In the irrigation markets farmer sentiment has improved with higher commodity prices and updated USDA estimates showing net farm income for 2010 as the fourth highest on record. Although the decision on equipment purchases for next season is a few months away for our primary irrigation markets, we expect higher equipment demand if commodity prices remain strong. I’m also very pleased with the acquisition of Digitec, the irrigation technology company acquired at the end of the quarter. I believe this acquisition will further strengthen our capability in providing strong solutions to our irrigation and transportation-safety customers.”
Parod added, “Growth drivers of expanded food production, efficient water use and improvements in transportation infrastructure remain very positive for our business, long-term.”
Fourth-Quarter Conference Call
Lindsay’s fiscal 2010 fourth quarter investor conference call is scheduled for 11:00 a.m. Eastern Time today. Interested investors may participate in the call by dialing (888) 748-0479 domestically, or (706) 758-9823 internationally, and referring to conference ID # 15735905. Additionally, the conference call will be simulcast live on the Internet, and can be accessed via the investor relations section of the Company’s Web site, www.lindsay.com. The Company will have a slide presentation available to augment management’s formal presentation, which will also be accessible via the Company’s Web site.

About the Company
Lindsay manufactures and markets irrigation equipment primarily used in agricultural markets which increase or stabilize crop production while conserving water, energy, and labor. The Company also manufactures and markets infrastructure and road safety products through its wholly owned subsidiaries, Barrier Systems Inc. and Snoline S.P.A. At August 31, 2010, Lindsay had approximately 12.5 million shares outstanding, which are traded on the New York Stock Exchange under the symbol LNN.
For more information regarding Lindsay Corporation, see Lindsay’s Web site at www.lindsay.com. For more information on the Company’s infrastructure products, visit www.barriersystemsinc.com and www.snoline.com.
Concerning Forward-looking Statements
This release contains forward-looking statements that are subject to risks and uncertainties and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results. You can find a discussion of many of these risks and uncertainties in the annual, quarterly and current reports that the Company files with the Securities and Exchange Commission. Forward-looking statements include information concerning possible or assumed future results of operations of the Company and those statements preceded by, followed by or including the words “anticipate,” “estimate,” “believe,” “intend,” “expect,” “outlook,” “could,” “may,” “should,” “will,” or similar expressions. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking information contained in this press release.

Lindsay Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years ended August 31,
(in thousands, except per share amounts)	2010	2009	2008

Operating revenues	$358,440	$336,228	$475,087
Cost of operating revenues	259,540	255,597	351,255

Gross profit	98,900	80,631	123,832

Operating expenses:
Selling expense	23,070	22,361	25,177
General and administrative expense	30,196	29,816	30,010
Engineering and research expense	7,792	6,037	6,406

Total operating expenses	61,058	58,214	61,593

Operating income	37,842	22,417	62,239

Other income (expense):
Interest expense	(1,557)	(2,030)	(3,035)
Interest income	352	934	1,735
Other income (expense), net	145	(782)	172

Earnings before income taxes	36,782	20,539	61,111

Income tax provision	11,920	6,716	21,706

Net earnings	$24,862	$13,823	$39,405

Basic net earnings per share	$2.00	$1.12	$3.30

Diluted net earnings per share	$1.98	$1.11	$3.20

Weighted average shares outstanding	12,451	12,294	11,936
Diluted effect of stock equivalents	134	167	388

Weighted average shares outstanding assuming dilution	12,585	12,461	12,324

Lindsay Corporation and Subsidiaries
CONSOLIDATED BALANCE SHEETS

	August 31,	August 31,
($ in thousands, except par values)	2010	2009
ASSETS
Current Assets:
Cash and cash equivalents	$83,418	$85,929
Receivables, net of allowance of $2,244, and $1,864, respectively	63,629	42,862
Inventories, net	45,296	46,255
Deferred income taxes	6,722	6,881
Other current assets	8,946	7,602

Total current assets	208,011	189,529

Property, plant and equipment, net	57,646	59,641
Other intangible assets, net	27,715	29,100
Goodwill, net	27,395	24,174
Other noncurrent assets	4,714	5,453

Total assets	$325,481	$307,897

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$26,501	$20,008
Current portion of long-term debt	4,286	6,171
Other current liabilities	36,295	33,008

Total current liabilities	67,082	59,187

Pension benefits liabilities	6,400	6,407
Long-term debt	8,571	19,454
Deferred income taxes	10,816	10,391
Other noncurrent liabilities	3,005	4,800

Total liabilities	95,874	100,239

Shareholders’ equity:
Preferred stock, ($1 par value, 2,000,000 shares authorized, no shares issued and outstanding)	—	—
Common stock, ($1 par value, 25,000,000 shares authorized, 18,184,820 and 18,128,743 shares issued at August 31, 2010 and 2009, respectively)	18,185	18,129
Capital in excess of stated value	30,756	28,944
Retained earnings	270,272	249,588
Less treasury stock (at cost, 5,698,448 and 5,763,448 shares at August 31, 2010 and 2009, respectively)	(90,961)	(91,998)
Accumulated other comprehensive income, net	1,355	2,995

Total shareholders’ equity	229,607	207,658

Total liabilities and shareholders’ equity	$325,481	$307,897

Lindsay Corporation and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended August 31,
($ in thousands)	2010	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$24,862	$13,823	$39,405
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	10,710	10,442	9,253
Provision for uncollectible accounts receivable	732	558	75
Deferred income taxes	(1,500)	(1,226)	(886)
Stock-based compensation expense	2,206	2,140	3,516
(Gain) loss on disposal of fixed assets	(519)	55	(9)
Other, net	120	1,302	(3)
Changes in assets and liabilities:
Receivables	(22,294)	43,316	(37,267)
Inventories	827	7,726	(7,959)
Other current assets	(2,862)	1,009	113
Accounts payable	6,739	(12,116)	12,038
Other current liabilities	1,388	(6,965)	10,748
Current taxes payable	5,287	(3,140)	3,357
Other noncurrent assets and liabilities	(454)	571	(1,868)

Net cash provided by operating activities	25,242	57,495	30,513

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(5,784)	(10,500)	(14,093)
Proceeds from sale of property, plant and equipment	606	21	93
Acquisition of business, net of cash acquired	(6,436)	(3,076)	(21,028)
Proceeds from settlement of net investment hedge	518	859	1,124
Purchases of marketable securities available-for-sale	—	—	(13,860)
Proceeds from maturities of marketable securities available-for-sale	—	—	41,490

Net cash used in investing activities	(11,096)	(12,696)	(6,274)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock under stock compensation plan	549	1,419	6,530
Proceeds from issuance of long-term debt	—	—	15,000
Principal payments on long-term debt	(12,769)	(6,171)	(21,171)
Net borrowing (payments) on revolving line of credit	—	(1,633)	1,032
Excess tax benefits from stock-based compensation	76	344	7,263
Dividends paid	(4,051)	(3,754)	(3,419)

Net cash (used in) provided by financing activities	(16,195)	(9,795)	5,235

Effect of exchange rate changes on cash	(462)	165	264

Net (decrease) increase in cash and cash equivalents	(2,511)	35,169	29,738
Cash and cash equivalents, beginning of period	85,929	50,760	21,022

Cash and cash equivalents, end of period	$83,418	$85,929	$50,760

SUPPLEMENTAL CASH FLOW INFORMATION
Income taxes paid	$8,368	$11,081	$12,262
Interest paid	$1,648	$2,146	$3,066